Verso: The Case for Change December 2019 Exhibit A

Vote FOR the Atlas and Blue Wolf Nominees to Protect the Value of Your Investment Atlas Holdings LLC (“Atlas”) and Blue Wolf Capital Partners LLC (“Blue Wolf”) have substantial success investing and operating in companies in Verso’s sector; The Atlas and Blue Wolf nominees - Timothy Lowe, Sean Erwin and Jeffery Kirt - have the industry and operational experience that we believe is required to refocus the Board and management of Verso on a viable long-term plan to grow share value; We believe the current Verso Board lacks required industry experience1 to establish and execute a value creation strategy for the company and has placed too much reliance upon repeatedly failed sales processes; Verso has underperformed relative to peers; and We believe that the Atlas and Blue Wolf nominees will assist with the development and implementation of a cohesive, comprehensive long-term strategy to operate and reposition the business to better fulfill its potential. 1. Source: Based upon publicly available biographical information.

Verso’s Questionable Commitment to “Good Governance” We believe the Board demonstrated little or no interest in pursuing corporate governance improvements until a slate of competing directors was proposed for election including: Delay of stockholder-friendly governance changes that were highlighted over a year ago; Excessive director compensation as compared to companies of much larger size; Strategic review process without announcement of a transaction for over two years; Lack of transparency with announced sale of Specialty Mills; Delay of annual meeting of stockholders past the statutorily prescribed period; and, Decision to ignore significant stockholders, including the nomination of five new directors in the face of highly-qualified nominees by one of the Company’s largest stockholders. In addition, the Board has, in our opinion, demonstrated questionable operating performance including: A lack of a value creation plan and placing too much emphasis on repeated sales processes with 3 CEOs in as many years; Poor performance as compared with Verso’s peer group; and A track record of ill-conceived capital investments including the recent decision to convert the Androscoggin mill A3 paper machine.

Verso Trades at the Lowest EV/EBITDA Multiple among its Peer Group Source: Capital IQ 1. Share Price as of 12/16/2019 and TEV based upon share price as of 12/16/2019 with 9/30/2019 net debt figures. 2. LTM EBITDA multiple as of 9/30/2019. 3. Share Price and TEV for Verso based on CapitalIQ. TEV/EBITDA multiple based on Verso LTM adjusted EBITDA as reported in their Q3 2019 earnings presentation. 1 1 2 3

Verso’s Markets are in Secular Decline… …and creates the need for a comprehensive long-term operating strategy to optimize and reposition the business Forecast Forecast Coated Freesheet Demand Commercial Print Activity Source: RISI 5-Year Graphic Paper Forecast as of September 2019.

The Coated and Uncoated Freesheet Markets have Similar Industry Characteristics

The Uncoated Freesheet market structure is similar, but less consolidated than the Coated Freesheet market. We believe this favorable industry structure should provide Verso the ability to "control its own destiny"

North American Coated Freesheet Capacity



Willamette Falls Paper Co. 0.2%
Midwest Paper Group 3.5%
ND Paper, totals 8.2%
Rank Group 0.0%
WestRock, bristol mills only 10.6%
Verso 44.6%
Sappi 33.0%

North American Uncoated Freesheet Capacity



Rolland Enterprises 1.9%
All others 8.2%
Resolute 2.0%
Georgia-Pacific 1.9%
Neenah Paper, fine papers 2.3%
Rank Group 3.0%
Atlas Holdings 4.4%
Domtar 34.3%
Pixelle 7.2%
PCA/Boise 11.1%
International Paper 23.7%

Source: RISI 5-Year Graphic Paper Forecast as of September 2019 and Capacity Reports.

ATLAS HOLDINGS BLUE WOLF 6

Despite Operating in a Market with Similar Trends, Domtar has Outperformed Verso Despite the similarities between the Coated and Uncoated Freesheet markets, since 2015, Domtar has outperformed Verso due to a superior long-term operating strategy Verso vs. Domtar Pulp and Paper Segment Source: Verso and Domtar public filings. Note: Domtar’s financials represent pulp and paper segment financials before allocation of corporate overhead.

Historically, the Coated Freesheet Market has been Volatile, which has Driven Instability in Verso’s Results Why would Verso’s earnings change in the future without a long-term strategy and better leadership, particularly after the proposed sale of its specialty mills at Stevens Point and Androscoggin? North American Coated Freesheet Prices (“CFS”) vs. Verso EBITDA Source: RISI 5-Year Graphic Paper Forecast as of September 2019 for 60 lbs. rolls transaction price and Verso earnings releases from 2015 through Q3 2019.

Verso's 2019 YTD and Third Quarter Results Point Towards Declining Performance Absent Long-Term Strategy

- Coated Freesheet and Coated Mechanical decline rate has accelerated in 2019 above 10% YTD[1]
  - Inventory running well above 2018 – inventory ended at $416 million in Q3 2019 vs. $377 million in Q3 2018
  - Declining pricing – Paper NSP has declined from $984 per ton in Q1 2019 to $945 per ton in Q3 2019[2]

- We believe that Verso will need to balance the market shortly or face significant price erosion
  - Largest players in Coated Freesheet market (including Verso) will face the brunt of the adverse market forces
  - Long-term operating strategy regarding capacity removal or conversions remains unclear

1. Source: RISI PaperTrader for Coated Freesheet consumption with industry statistics through October 2019.
2. Source: Verso Corporation Quarterly Earnings presentation for Q3 2019.

ATLAS | HOLDINGS BLUE WOLF 9

We Believe Verso Lacks a Cohesive and Comprehensive Long-Term Operating Strategy In our opinion, the current Board members have little or no relevant industry experience1 In place of a long-term strategy, the Board has launched two separate strategic review processes to sell all or part of the company Strategic review processes have resulted in the announced sale of the mills at Stevens Point and Androscoggin (collectively the “Specialty Mills”) 1. Source: Based upon publicly available biographical information.

Board of Directors Compensation is Excessive In 2018, the directors of Verso1 earned $393,162 of average compensation − $293,151 in cash and $100,011 in stock compensation2 The directors of Exxon Mobil Corporation, a company with a market capitalization approximately 460x greater than that of Verso,3 earned $366,488 of average compensation in 2018 − $105,616 in cash and $260,607 in stock compensation4 Based on the average compensation set forth above, Verso's directors only receive approximately 25% of their compensation in stock compensation. We also note that executives and directors of Verso, as a group, own less than 1% of the outstanding shares of Common Stock These payments were approved by the Board, which included Mr. Scheiwe and Mr. Shuster who are still standing for election to the Board 1. Eugene Davis, Alan Carr, Steven Sheiwe and Jay Shuster 2. Verso Corporation amended preliminary proxy statement filed with the Securities and Exchange Commission on December 10, 2019. 3. Based on market capitalization of Verso Corporation of approximately $647 million and of Exxon Mobil Corporation of approximately $298 billion, each as of the close of market on December 12, 2019. 4. Exxon Mobil Corporation definitive proxy statement filed with the Securities and Exchange Commission on April 11, 2019.

Conversion of A3 Paper Machine at Androscoggin was Poorly Conceived We believe the timing of the investment in February of 2018 was poor - export linerboard prices to Southern Europe have collapsed from $788 to $470 with pricing declines and weakness expected to persist Manufacturers of containerboard packaging grades are generally highly integrated (i.e. they own converting plants to consume their paper).Verso owns no converting capacity and is fully exposed to the “spot” or export market A significant percentage of domestic containerboard is produced in the Southern United States or from recycled material, both of which provide for significant cheaper raw material as compared We believe the decision to pursue the A3 conversion project demonstrates the Board’s lack of industry expertise and knowledge of domestic and global packaging markets Export Linerboard Prices Source: RISI unbleached kraft linerboard 175 gsm for export to Southern Europe

In addition to the Failed A3 Project, We Believe Verso is Pursuing Strategically Flawed Business Initiatives …While providing investors with no clarity or details on return expectations In August 2019, management committed to spending $120 million over the next 2-years on conversion projects without providing any expectations for return profiles or EBITDA expectations. Provided limited details on the scope and substance of the investments making estimation of return profile near impossible. We still have questions regarding the Androscoggin projections included in the Company’s public filings. Source: Verso earnings call transcript in August of 2019 and preliminary proxy statement filed with the Securities and Exchange Commission on December 11, 2019.

Unanswered Questions Remain, in Our Opinion, Given: The lack of full disclosure on the proposed Specialty Mills transaction, including details on the pulp supply agreements; The absence of a long-term value creation strategy for the remaining assets; The Board’s recent track record of underwriting ill-conceived capital projects, including the mill at Androscoggin A3 paper machine conversion project; and The Board’s excessive compensation including certain compensation resulting from the proposed transaction.

Atlas and Blue Wolf’s Director Nominee Slate Includes Executives with the Experience We Believe Verso Requires, Including: Relevant industry and operating experience to foster development and implementation of a viable long-term strategy to operate and reposition the business Promoting greater Board and management focus on the achievement of operating efficiencies in existing business to increase returns for shareholders Disciplined and qualified approach to long-term capital deployment

Timothy Lowe From June 2013 to June 2016, Mr. Lowe served as Chief Executive Officer of Twin Rivers Paper Company, a specialty lightweight paper and dimensional lumber manufacturer. Under his leadership, Mr. Lowe helped to craft and implement a turn-around of the company, turning it into a leading integrated producer of high-quality forest products. From 2009 to 2011, Mr. Lowe led the successful operational and financial turnaround of Northern Resources Nova Scotia Corporation, an integrated forest products company located in Pictou, Nova Scotia, which was the parent company of Northern Pulp Nova Scotia LLC, of which Mr. Lowe served as Chief Executive Officer from August 2009 until August 2011. Mr. Lowe has an extensive operational record within the forest and paper products industry, including his successful turnaround of Twin Rivers Paper Company and Northern Resources Nova Scotia Corporation.

Sean Erwin Under Mr. Erwin’s leadership, Neenah has proven to be a remarkable success story for investors beginning with its spin-out from Kimberly Clark in 2004 where it traded at $37.95 until he announced his retirement as Chairman of the Board in January of 2019, when the stock closed at $69.67 – a gain for investors of approximately 84% over the period.1 In January 2004, Mr. Erwin was named President of Kimberly Clark’s Pulp and Paper Sector, which comprised the businesses transferred to Neenah Paper, Inc. by Kimberly Clark in the spin-off. While at Kimberly Clark, he served as the President of the Global Nonwoven business from early 2001, served as the President of the European Consumer Tissue business, Managing Director of Kimberly Clark Australia, as well as previously serving as President of the Pulp and Paper Sector, and President of the Technical Paper business. Mr. Erwin has extensive leadership experience within the paper and pulp industry including most recently serving as Chairman of the Board of Directors of Neenah Paper, Inc. (NYSE: NP), a specialty paper manufacturer, where he served as the Chief Executive Officer and President from November 2004 to May 2011. 1. Source: Neenah (NYSE: NP) share price from CapitalIQ since the company began trading in November 18, 2004 to January 31, 2019.

Jeffery Kirt Mr. Kirt is the Founder, Chief Executive Officer and Managing Partner of Fifth Lake Management, LLC, an investment manager focused on direct investments in private equity and special situations, and certain affiliates. Prior to founding Fifth Lake Management, LLC in July 2017, Mr. Kirt was a Partner at Pamplona Capital Management, L.P. from October 2014 to July 2017, and a Partner at Oak Hill Advisors, L.P. from July 2002 to September 2014, where he focused on making private equity and special situations investments in the industrial, aerospace, defense, business services and financial services sectors in the United States and Europe. Mr. Kirt brings substantial experience in the industrial and service sectors and past experience in sourcing, evaluating and managing investments, primarily in turnaround situations with influence on the governance of entities.

Appendix

Who are Atlas Holdings and Blue Wolf Capital Partners? Atlas Holdings LLC (“Atlas”) and Blue Wolf Capital Partners LLC (“Blue Wolf”) are established private equity firms with a significant investment stake in Verso Corporation (“Verso”). Atlas and Blue Wolf have substantial experience and a significant track record of success in Verso’s industry (pulp, paper and packaging). Atlas and Blue Wolf are concerned about their investment in Verso.

Atlas and Blue Wolf have Over a Decade of Experience in Pulp, Paper and Packaging

Company	Industry	Acquired	Comments
finch	Paper	2007 (Atlas and Blue Wolf)	▪ Vertically integrated paper manufacturer producing 280,000 tons of paper per year ▪ Assets including a woodyard, a paper mill, a pulp mill, a precipitated calcium carbonate plant, a wastewater treatment plant, and a co-gen power plant
Northern Pulp Nova Scotia Corporation	Pulp	2008 (Atlas and Blue Wolf)	▪ Pulp manufacturer producing 280,000 tons of Northern Bleached Softwood Kraft used to manufacture paper towels, facial tissues, and printing and writing papers ▪ Also owned 420,000 acres of timberland supplying the pulp mill with fiber
SOUNDVIEW PAPER COMPANY	Paper	2012 (Atlas)	▪ Manufactures and distributes recycled and virgin fiber towel and tissue products for the At-Home and Away-From-Home market in North America
TWIN RIVERS PAPER COMPANY	Paper	2013 (Atlas and Blue Wolf)	▪ Specialty paper and lumber manufacturer producing 535,000 tons of paper and 130,000 mbf per year ▪ Assets include five paper mills, one pulp mill, a sawmill, and a cogen energy plant in the U.S. and Canada with the ability to produce high-quality, specialty paper products
ICONEX	Receipts / Labels	2016 (Atlas)	▪ Leading provider of receipt, label, imaging and other products for business globally ▪ Iconex operates out of nine manufacturing facilities
MILLAR WESTERN	Pulp / Lumber	2017 (Atlas)	▪ Integrated forest products company that produces and markets softwood and hardwood BCTMP pulp and softwood lumber ▪ Produces 330 madmt of BCTMP pulp and 450 mmfbm of softwood lumber

ATLAS HOLDINGS BLUE WOLF 21

Verso’s 2018 Annual Meeting Board Nominee Votes “For” % of Votes Cast For Votes “Against” % of Votes Cast Against Alan J. Carr 12,917,624 46.7% 14,750,388 53.3% Eugene I. Davis 12,799,727 46.3% 14,868,285 53.7% B. Christopher  DiSantis1 27,013,591 97.6% 654,421 2.4% Steven D. Scheiwe 17,068,887 61.7% 10,599,125 38.3% Jay Shuster 16,151,909 58.4% 11,516,103 41.6% Source: Verso Public Filings. 1 Christopher DiSantis resigned from the Board on April 5, 2019. 2 In December 2019, Verso announced that Alan Carr and Eugene Davis would not stand for re-election. Over 53% of the votes cast elected to withhold support from Board Nominees Carr and Davis, while over 41% and 38% withheld support from Board Nominees Scheiwe and Shuster, respectively. Fifteen months after the 2018 annual meeting, Messer. Carr and Davis have agreed to not stand for re-election but, Messer. Scheiwe and Shuster are still running for re-election2

  Lapetus Capital II LLC and the other participants identified below have filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and accompanying proxy card in connection with its solicitation of proxies from the stockholder of Verso Corporation for use at its 2019 annual meeting of stockholders. In accordance with Rule 14a-12(a)(1) under the Securities Exchange Act of 1934, as amended, the following persons are or may be deemed to be, participants in the proxy solicitation: Lapetus Capital II LLC, Atlas Capital Resources II LP, Atlas Capital GP II LP, Atlas Capital Resources GP II LLC, Lapetus Capital III LLC, Atlas Capital Resources III LP, Atlas Capital GP III LP, Atlas Capital Resources GP III LLC, Andrew M. Bursky, Timothy J. Fazio, Atlas FRM LLC, Sean T. Erwin, Jeffrey E. Kirt, Timothy Lowe, BW Coated LLC, Blue Wolf Capital Fund IV, L.P., Blue Wolf Capital Advisors IV, L.P., Blue Wolf Capital Advisors IV, LLC and Adam Blumenthal. Certain of the participants may be deemed to beneficially own shares Class A Common Stock, par value $0.01 per share (“Common Stock”) of Verso Corporation as described in Lapetus Capital II LLC’s statement on Schedule 13D initially filed with the SEC September 20, 2019 (the “Lapetus Schedule 13D”) as it may be amended from time to time, and in BW Coated LLC’s statement on Schedule 13D initially filed with the SEC September 20, 2019 (the “BW Coated Schedule 13D”), as it may be amended from time to time. Additional information relating to the participants and their beneficial ownership of Common Stock is set forth in the preliminary proxy statement on Schedule 14A that was initially filed with the SEC on December 5, 2019, (the “Preliminary Proxy Statement”) and will be set forth in other materials filed with the SEC in connection with the solicitation of proxies by the participants. IMPORTANT INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE LAPETUS SCHEDULE 13D, THE BW COATED SCHEDULE 13D AND THE PRELIMINARY PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE LAPETUS SCHEDULE 13D, THE BW COATED SCHEDULE 13D, OR THE PRELIMINARY PROXY STATEMENT, AS APPLICABLE, THE PARTICIPANTS HAVE NO INTEREST IN VERSO CORPORATION OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF VERSO CORPORATION, AS DISCLOSED IN THE LAPETUS SCHEDULE 13D, THE BW COATED SCHEDULE 13D, OR THE PRELIMINARY PROXY STATEMENT AS APPLICABLE. ALL STOCKHOLDERS OF VERSO CORPORATION ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF VERSO CORPORATION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF VERSO CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING HARKINS KOVLER, LLC BY TELEPHONE AT THE FOLLOWING NUMBERS: 1 (212) 468-5380 (BANKS AND BROKERS CALL COLLECT) OR TOLL-FREE AT 1 (877) 339-3288.   ****   Cautionary Statement Regarding Forward-Looking Statements   The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.